Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER RESULTS —
Sales Increase of 4% with GAAP Net Income Increase of 34% (Non-GAAP Increases 13%)
JASPER, IN (February 1, 2017) - Kimball International, Inc. (NASDAQ: KBAL) today announced second quarter fiscal year 2017 net sales of $169.9 million, an increase of 4% over the prior year second quarter, and net income of $8.7 million, an increase of 34% over the prior year second quarter.  Excluding prior year restructuring charges, adjusted net income increased 13%. Earnings per diluted share for the second quarter was $0.23 compared to $0.17 per share earned in the prior year quarter, or $0.21 per share excluding prior year restructuring charges.
Bob Schneider, Chairman and CEO, stated, “The employees of Kimball International once again delivered strong results this quarter with 34% growth in net income, or 13% growth excluding restructuring, a significant $10.2 million increase in operating cash flows, and return on capital of 21.1% that is among the best in the industry. A significant part of the improvement is associated with the work the last couple years in consolidating our metal fabrication production from Idaho into facilities in Indiana and the sale last August of the Idaho facility. With all of that completed, this quarter is our first quarter with no restructuring charges since the date of the spin-off. We look forward to now having all our resources directed to faster growth and continuous improvement initiatives.”
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2016	December 31, 2015	Percent Change
Net Sales	$169,887	$163,819	4%
Gross Profit	$55,758	$53,268	5%
Gross Profit %	32.8%	32.5%
Selling and Administrative Expenses	$42,728	$41,236	4%
Selling and Administrative Expenses %	25.1%	25.2%
Restructuring Expense	$0	$2,014
Operating Income	$13,030	$10,018	30%
Operating Income %	7.7%	6.1%
Adjusted Operating Income *	$13,030	$12,032	8%
Adjusted Operating Income % *	7.7%	7.3%
Net Income	$8,717	$6,502	34%
Adjusted Net Income *	$8,717	$7,732	13%
Diluted Earnings Per Share	$0.23	$0.17
Adjusted Diluted Earnings Per Share *	$0.23	$0.21

* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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Net sales in the second quarter of fiscal year 2017 increased 4% from the prior year second quarter. The increase was primarily driven by the healthcare vertical (up 15%) and the hospitality vertical (up 9%). The increase in healthcare sales was driven by our increased focus on this vertical, while the hospitality vertical benefited from increased non-custom business with major hotel chains.

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Sales of newer products continue to show revenue growth, with new office furniture products increasing 21% over the prior year second quarter. New product sales approximated 27% of total office furniture sales in the current year second quarter compared to 22% in the prior year second quarter. New products are defined as those introduced within the last three years.

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Orders received during the second quarter of fiscal year 2017 decreased 1% from the prior year second quarter. Excluding the hospitality vertical, orders for the office furniture verticals were flat compared to last year, with increases in project business offset by lower day-to-day orders. A decline in orders of custom products drove a 5% decline in the hospitality vertical market.

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Second quarter gross profit as a percent of net sales improved 30 basis points over the prior year second quarter, driven by pricing, leverage on higher sales volume, and benefits from the Company's restructuring plan involving the transfer of metal fabrication production from Idaho into facilities in Indiana, and was partially offset by higher employee benefit costs.

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Selling and administrative expenses in the second quarter of fiscal year 2017 decreased slightly as a percent of sales and increased 4% in absolute dollars compared to the prior year second quarter. The increase in selling and administrative expense was driven by higher expenditures related to marketing and growth initiatives and higher sales commissions resulting from increased sales.

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As a result of completing restructuring activities during the first quarter, including the sale of the Post Falls, Idaho facility and land, no restructuring costs were incurred during the second quarter of fiscal year 2017. Pre-tax restructuring expenses in the prior year second quarter were $2.0 million.

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The Company's 33.2% effective tax rate for the second quarter of fiscal year 2017 benefited from a higher domestic manufacturing tax deduction than the prior year same period. The prior year second quarter effective tax rate of 36.6% did not include any unusual items.

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Operating cash flow for the second quarter of fiscal year 2017 was $19.1 million compared to operating cash flow of $8.9 million in the second quarter of the prior year, an increase of $10.2 million. The increase was primarily driven by the improved conversion of working capital balances to cash during the current quarter compared to the prior year quarter.

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The Company's balance in cash, cash equivalents, and short-term investments was $72.3 million at December 31, 2016, compared to June 30, 2016 cash and cash equivalents of $47.6 million. The increase was primarily driven by increased profitability, proceeds from the sale of the Post Falls building and land in August 2016, and improved conversion of working capital balances to cash, and was partially offset by the return of capital to share owners in the form of stock repurchases and dividends totaling $10.8 million during the first six months of fiscal year 2017.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include (1) operating income excluding restructuring gain/expense; (2) net income excluding restructuring gain/expense; (3) diluted earnings per share excluding restructuring gain/expense; and (4) return on capital excluding restructuring gain/expense. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes it is useful for investors to understand how its core operations performed without gains or expenses related to executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these gains/expenses to enable meaningful trending of core operating metrics.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the outcome of a governmental review of our subcontractor reporting practices, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2016 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	February 2, 2017
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball Office, National Office Furniture, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimball.com.

Financial highlights for the second quarter ended December 31, 2016 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2016		December 31, 2015
Net Sales	$169,887	100.0%	$163,819	100.0%
Cost of Sales	114,129	67.2%	110,551	67.5%
Gross Profit	55,758	32.8%	53,268	32.5%
Selling and Administrative Expenses	42,728	25.1%	41,236	25.2%
Restructuring Expense	0	0.0%	2,014	1.2%
Operating Income	13,030	7.7%	10,018	6.1%
Other Income, net	10	0.0%	241	0.2%
Income Before Taxes on Income	13,040	7.7%	10,259	6.3%
Provision for Income Taxes	4,323	2.6%	3,757	2.3%
Net Income	$8,717	5.1%	$6,502	4.0%

Earnings Per Share of Common Stock:
Basic	$0.23		$0.17
Diluted	$0.23		$0.17

Average Number of Total Shares Outstanding:
Basic	37,234		37,421
Diluted	37,544		37,617

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2016		December 31, 2015
Net Sales	$344,883	100.0%	$320,388	100.0%
Cost of Sales	230,438	66.8%	216,038	67.4%
Gross Profit	114,445	33.2%	104,350	32.6%
Selling and Administrative Expenses	85,955	24.9%	81,407	25.4%
Restructuring (Gain) Expense	(1,832)	(0.5%)	3,200	1.0%
Operating Income	30,322	8.8%	19,743	6.2%
Other Income (Expense), net	407	0.1%	(383)	(0.2%)
Income Before Taxes on Income	30,729	8.9%	19,360	6.0%
Provision for Income Taxes	11,014	3.2%	7,236	2.2%
Net Income	$19,715	5.7%	$12,124	3.8%

Earnings Per Share of Common Stock:
Basic	$0.53		$0.32
Diluted	$0.52		$0.32

Average Number of Total Shares Outstanding:
Basic	37,421		37,468
Diluted	37,876		37,848

	(Unaudited)	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2016	June 30, 2016
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$53,466	$47,576
Short-term investments	18,805	0
Receivables, net	47,694	51,710
Inventories	41,063	40,938
Prepaid expenses and other current assets	8,868	10,254
Assets held for sale	0	9,164
Property and Equipment, net	84,607	87,086
Intangible Assets, net	2,856	3,021
Deferred Tax Assets	14,539	12,790
Other Assets	12,565	11,031
Total Assets	$284,463	$273,570

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$31	$29
Accounts payable	41,066	41,826
Customer deposits	21,018	18,625
Dividends payable	2,311	2,103
Accrued expenses	43,019	44,292
Long-term debt, less current maturities	185	212
Other	16,176	16,615
Share Owners' Equity	160,657	149,868
Total Liabilities and Share Owners' Equity	$284,463	$273,570

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2016	2015
Net Cash Flow provided by Operating Activities	$32,105	$15,257
Net Cash Flow used for Investing Activities	(14,184)	(8,994)
Net Cash Flow used for Financing Activities	(12,031)	(14,834)
Net Increase (Decrease) in Cash and Cash Equivalents	5,890	(8,571)
Cash and Cash Equivalents at Beginning of Period	47,576	34,661
Cash and Cash Equivalents at End of Period	$53,466	$26,090

Net Sales by End Market Vertical
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2016	2015	% Change	2016	2015	% Change
Commercial	$52.4	$52.2	0%	$102.9	$102.1	1%
Education	14.6	14.1	4%	41.2	36.0	14%
Finance	16.8	18.1	(7%)	33.5	33.0	2%
Government	19.3	19.4	(1%)	39.0	39.3	(1%)
Healthcare	24.9	21.6	15%	47.5	37.8	26%
Hospitality	41.9	38.4	9%	80.8	72.2	12%
Total Net Sales	$169.9	$163.8	4%	$344.9	$320.4	8%

Orders Received by End Market Vertical
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2016	2015	% Change	2016	2015	% Change
Commercial	$55.7	$52.3	7%	$107.9	$111.0	(3%)
Education	14.3	15.6	(8%)	33.6	33.4	1%
Finance	18.7	18.9	(1%)	37.7	35.4	6%
Government	18.5	17.8	4%	38.4	39.2	(2%)
Healthcare	22.2	25.2	(12%)	48.3	44.0	10%
Hospitality	36.6	38.4	(5%)	77.3	71.1	9%
Total Orders Received	$166.0	$168.2	(1%)	$343.2	$334.1	3%

At the beginning of fiscal year 2017 we redefined our vertical market reporting to better reflect the end markets that we serve. The largest shifts among vertical markets were sales to certain government-affiliated customers such as state universities, which were previously classified in the government vertical market and are now classified in the education vertical market.  Prior period information was estimated to reflect the new vertical market definitions on a comparable basis.

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Amounts in Thousands)	2016	2015	2016	2015
Interest Income	$99	$45	$209	$116
Interest Expense	(5)	(5)	(10)	(11)
Foreign Currency Loss	(8)	(17)	(15)	(40)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	29	297	396	(278)
Other Non-Operating Expense	(105)	(79)	(173)	(170)
Other Income (Expense), net	$10	$241	$407	$(383)

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Restructuring Expense
	Three Months Ended
	December 31,
	2016	2015
Operating Income, as reported	$13,030	$10,018
Pre-tax Restructuring Expense	0	2,014
Adjusted Operating Income	$13,030	$12,032

Net Income excluding Restructuring Expense
	Three Months Ended
	December 31,
	2016	2015
Net Income, as reported	$8,717	$6,502
Pre-tax Restructuring Expense	0	2,014
Tax on Restructuring Expense	0	(784)
After-tax Restructuring Expense	0	1,230
Adjusted Net Income	$8,717	$7,732

Return on Capital excluding Restructuring Expense
	Three Months Ended
	December 31,
	2016	2015
Adjusted Operating Income — see non-GAAP reconciliation above	$13,030	$12,032
Median Effective Income Tax Rate for trailing four quarters	36.2%	37.4%
Median Income Tax Expense	4,717	4,500
Net Operating Profit After-Tax (NOPAT)	8,313	7,532
Average Capital *	157,954	139,868
Adjusted Return on Capital (annualized)	21.1%	21.5%
* Capital is defined as Total Equity plus Total Debt

Diluted Earnings Per Share excluding Restructuring Expense
	Three Months Ended
	December 31,
	2016	2015
Diluted Earnings Per Share, as reported	$0.23	$0.17
After-tax Restructuring Expense	0.00	0.04
Adjusted Diluted Earnings Per Share	$0.23	$0.21